Exhibit 99.1

For Immediate Release

September 14, 2006

Contact: John Gilmore or Larry E. Williams

Ballistic Recovery Systems, Inc. (BRS) 651-457-7491        JGilmore@BRSparachutes.com or LarryWilliams@BRSparachutes.com

BALLISTIC RECOVERY SYSTEMS (BRS) APPOINTS CEO

TO BOARD OF DIRECTORS

South St. Paul, MN  – September 14, 2006 - Ballistic Recovery Systems, Inc. (BRSI or BRSI.OB — BRSparachutes.com), a manufacturer of whole-airplane parachute recovery systems for general aviation and recreational aircraft, announced today CEO Larry E. Williams, has been appointed to its Board of Directors. Company officials say the move is indicative of a focus on aligning the organization to respond to the market’s rapidly growing acceptance of whole airplane parachute systems.

BRS Chairman Robert L. Nelson said, “Larry William’s leadership and expertise in the aviation industry adds real value to our company.  In his two-year tenure as CEO, he’s proven himself a capable leader. Under his direction he has raised the bar, and produced sustained and continued growth for BRS.”

“We feel that William’s appointment to the Board is crucial in continuing our focus on building BRS and increasing our global presence.  We look forward to his increased involvement within our organization,” Nelson concluded.

Williams served as CEO of BRS beginning in December, 2004, following a number of other executive-level roles. In 1999, Williams became Vice President of Business Development for AmSafe™ Aviation, the world’s largest manufacturer of aviation restraints including the AmSafe™ Aviation Inflatable Restraint (airbag), following five years at Rural Metro Corporation as Group President.

“I am honored to be appointed to the BRS Board,” Williams said. “BRS is the leading worldwide whole airplane emergency recovery parachute company, and as we continue to focus on new products for new aircraft, I look forward to my expanding role in guiding these efforts.  BRS is the major league player in the marketplace, and the commitment of BRS to aviation safety - and getting as many parachutes on as many airplanes as possible -  is evident via their recent accomplishments.”

Williams, in addition to his appointment to the BRS Board will remain as CEO, and also serves as Chairman of the General Aviation Manufacturers Association’s Safety Affairs and Training Committee. BRS recently announced an agreement to develop the first civilian jet parachute system for the new single engine Diamond Jet.

BRS is a South St. Paul, Minnesota, based company that designs, manufactures and distributes whole-plane emergency parachute systems for use on general aviation and recreational aircraft. Since 1981, BRS has delivered more than 22,000 parachute systems to aircraft owners around the world including over 2,800 systems on certified aircraft like the Cirrus Design aircraft manufactured in Duluth, Minnesota.

The forward looking matters discussed here should be considered subject to risks and uncertainties, including market fluctuations, pricing, procurement, manufacturing efficiencies, and other risks that could cause the actual results to differ materially from those projected.  For more information, review the company’s filings with the Securities and Exchange Commission, particularly the Company’s annual report on Form 10-KSB.

For more information on BRS contact: Larry E. Williams; BRS, Inc: Fleming Field, 300 Airport Road; South St. Paul, MN 55075;USA(LarryWilliams@BRSparachutes.com ) TEL 651.457.7491 ; FAX 651.457.8651

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